EXHIBIT 99.1

THE BANK OF NEW YORK MELLON
Officer’s Certificate

February 29, 2016
MERRILL LYNCH DEPOSITOR, INC.
One Bryant Park
4th Floor – Structured Credit Trading
New York, New York 10036
PREFERREDPLUS, PPLUS TRUST AND INDEXPLUS CERTIFICATE

The undersigned, James W. P. Hall, Vice President of The Bank of New York Mellon (formerly The Bank of New York), a New York corporation (the “Trustee”), hereby certifies in such capacity that, based on his knowledge, the Trustee has complied, in all material respects, with all conditions and covenants applicable to the Trustee under the Standard Terms for Trust Agreements dated February 20, 1998 between Merrill Lynch Depositor, Inc. as depositor (the “Depositor”) and the Trustee, as successor to United States Trust Company of New York, as trustee and securities intermediary (the “Securities Intermediary”), in each case as amended by a series supplement between the Depositor, the Trustee and the Securities Intermediary for each trust series listed in the attached schedule.

Very truly yours, The Bank of New York Mellon (formerly The Bank of New York), as Trustee
By:	/s/	James W. P. Hall
	Name:	James W. P. Hall
	Title:	Vice President

SCHEDULE
PPLUS Trust Series GSC-2
PreferredPLUS Trust Series CZN-1
PreferredPLUS Trust Series FAR-1
INDEXPLUS Trust Series 2003-1